LP Reports First Quarter 2018 Results

Louisiana-Pacific Corporation (LP) (NYSE: LPX) reported results today for the first quarter of 2018, which included the following:

•	Sales for the first quarter of $691 million were higher by 13 percent compared to the year ago quarter.

•	Income from continuing operations was $95 million ($0.65 per diluted share) compared to $55 million ($0.38 per diluted share) in the first quarter of 2017.

•	Non-GAAP adjusted income from continuing operations was $93 million ($0.63 per diluted share).

•	Adjusted EBITDA from continuing operations for the first quarter was $159 million compared to $114 million in the first quarter of 2017.

“We continued to make progress on our key strategic objectives in the first quarter,” said Brad Southern, LP Chief Executive Officer. “Our results benefited from higher OSB prices and we delivered strong performances in our engineered wood products and South American operations. However, recent rail transportation system issues in Canada caused unplanned downtime at our operations, increased inventory and late shipments, which negatively affected our reported results. In our Siding business, we believe underlying demand for our products remains strong, and we continue to be on track to achieve our targeted 12-14% full year revenue growth for SmartSide.”

FIRST QUARTER RESULTS

For the first quarter of 2018, LP reported net sales of $691 million, up from $611 million in the first quarter of 2017. For the first quarter, LP reported operating income of $127 million as compared to $75 million in the first quarter of 2017. LP reported income from continuing operations of $95 million, or $0.65 per diluted share, as compared to $55 million, or $0.38 per diluted share for the first quarter of 2017. Adjusted EBITDA from continuing operations in the first quarter of 2018 was $159 million compared to $114 million in the first quarter of 2017.

SIDING SEGMENT

The Siding segment consists of SmartSide siding as well as LP's prefinished CanExel siding line and a minor amount of OSB. These products are used in new construction, repair and remodeling and non-residential markets. The Siding segment reported net sales of $227 million in the first quarter of 2018, an increase of $13 million from $214 million in the first quarter of 2017. For the first quarter of 2018, the Siding segment reported operating income of $45 million compared to $41 million in the first quarter of 2017. For the first quarter of 2018, adjusted EBITDA from continuing operations for this segment was $54 million compared to $49 million in the first quarter of 2017. The increase in OSB sold in this segment accounted for approximately $3 million of the increased adjusted EBITDA from continuing operation for this segment.

ORIENTED STRAND BOARD (OSB) SEGMENT

The OSB segment manufactures and distributes OSB structural panel products. The OSB segment reported net sales of $313 million in the first quarter of 2018, an increase of $45 million from $268 million of net sales in the first quarter of 2017. For the first quarter of 2018, the OSB segment reported operating income of $97 million compared to $61 million in the first quarter of 2017. For the first quarter of 2018, adjusted EBITDA from continuing operations for this segment was $113 million compared to $76 million in the first quarter of 2017. The increase in selling price favorably impacted operating results and adjusted EBITDA from continuing operations by approximately $46 million for the quarter as compared to the first quarter of 2017.

ENGINEERED WOOD PRODUCTS SEGMENT (EWP)

The EWP segment is comprised of I-Joist (IJ), Laminated Veneer Lumber and Laminated Strand Lumber (LVL and LSL). EWP reported net sales of $101 million in the first quarter of 2018, an increase of $19 million, from $82 million in the first quarter of 2017. For the first quarter of 2018, the EWP segment reported operating income of $3 million compared to $1 million in the first quarter of 2017. For the first quarter of 2018, adjusted EBITDA from continuing operations for this segment was $7 million compared to $5 million in the first quarter of 2017.

SOUTH AMERICA SEGMENT

The South American segment consists of facilities in Chile and Brazil and sales offices in Peru and Argentina. The segment reported net sales of $42 million in the first quarter of 2018, an increase of $4 million from $38 million in the first quarter of 2017. For the first quarter of 2018, the South America segment reported operating income of $9 million compared to $5 million in the first quarter of 2017. For the first quarter of 2018, adjusted EBITDA from continuing operations for this segment was $11 million compared to $7 million in the first quarter of 2017.

COMPANY OUTLOOK

“We expect the strength in the housing market to continue in the second quarter and the demand for our products to remain robust,” Southern said. “We are focused on innovating to meet market needs and continue to diversify LP away from the commodity OSB cycle by growing our specialty products, including value-add products such as LP SmartSide Trim and Siding, LP FlameBlock fire-rated sheathing and LP Legacy premium sub-flooring. The fundamentals of our business remain strong and we are confident in our ability to drive enhanced value for shareholders.”

Louisiana-Pacific Corporation is a leading building products solutions company that invents, manufactures and delivers uniquely engineered, innovative building products that are backed by unparalleled service, strong customer support and industry leading warranties. With operations in the U.S., Canada, Chile and Brazil, LP helps builders, contractors, architects, engineers and home owners build smarter, better, faster and more efficiently. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX.  For more information, visit www.lpcorp.com.

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FORWARD LOOKING STATEMENTS
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies and levels of employment; changes in general economic conditions; changes in the cost and availability of capital; changes in the level of home construction and repair activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity and diesel fuel; changes in the cost of and availability of transportation; changes in other significant operating expenses; changes in exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in general and industry-specific environmental laws and regulations; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; the resolution of existing and future product-related litigation and other legal proceedings; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

CONSOLIDATED STATEMENTS OF INCOME
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions, except per share amounts) (Unaudited)

	Quarter Ended March 31,
	2018	2017
Net sales	$691.3	$610.9
Cost of sales	514.5	482.8
Gross profit	176.8	128.1

Selling, general and administrative expenses	50.6	48.7
(Gain) loss on sale or impairment of long lived assets, net	(0.6)	0.6
Other operating credits and charges, net	(0.4)	3.4
Income from operations	127.2	75.4

Non-operating income (expense):
Interest expense, net of capitalized interest	(4.4)	(5.0)
Investment income	3.2	2.0
Other non-operating items	(1.4)	(1.9)
Total non-operating income (expense)	(2.6)	(4.9)

Income from continuing operations before taxes	124.6	70.5
Provision for income taxes	29.7	15.5
Income from continuing operations	94.9	55.0

Loss from discontinued operation before taxes	(5.3)	—
Benefit for income taxes	(1.3)	—
Loss from discontinued operations	(4.0)	—

Net income	$90.9	$55.0

Net income per share of common stock:
Income from continuing operations	$0.66	$0.38
Loss from discontinued operations	(0.03)	—
Net income per share - basic	$0.63	$0.38
Diluted net income per share of common stock:
Income from continuing operations	$0.65	$0.38
Loss from discontinued operations	(0.03)	—
Net income per share - diluted	$0.62	$0.38

Weighted average shares of stock outstanding - basic	144.7	144.2
Weighted average shares of stock outstanding - diluted	146.7	145.9

CONSOLIDATED BALANCE SHEETS
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions) (Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$895.7	$928.0
Receivables, net of allowance for doubtful accounts of $0.9 million at March 31, 2018 and December 31, 2017	149.3	142.5
Inventories	329.4	259.1
Prepaid expenses and other current assets	9.0	7.8
Current portion of notes receivable from asset sales	22.2	22.2
Total current assets	1,405.6	1,359.6
Timber and timberlands	53.9	55.7
Property, plant and equipment, net	932.1	926.1
Goodwill and other intangible assets	26.6	26.7
Investments in and advances to affiliates	8.5	7.8
Restricted cash	13.4	13.3
Other assets	56.6	56.8
Deferred tax asset	2.5	2.5
Total assets	$2,499.2	$2,448.5
LIABILITIES AND EQUITY
Current portion of long-term debt	$25.1	$25.1
Accounts payable and accrued liabilities	187.5	237.1
Income taxes payable	21.6	4.5
Current portion of contingency reserves	3.4	3.4
Total current liabilities	237.6	270.1
Long-term debt, excluding current portion	351.1	350.8
Deferred income taxes	39.6	33.4
Contingency reserves, excluding current portion	14.5	11.7
Other long-term liabilities	184.0	178.0
Stockholders’ equity:
Common stock	153.4	153.4
Additional paid-in capital	462.7	470.6
Retained earnings	1,364.4	1,280.1
Treasury stock	(173.2)	(177.5)
Accumulated comprehensive loss	(134.9)	(122.1)
Total stockholders’ equity	1,672.4	1,604.5
Total liabilities and stockholders’ equity	$2,499.2	$2,448.5

CONSOLIDATED CASH FLOW STATEMENT
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions) (Unaudited)

	Quarter Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$90.9	$55.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31.0	30.6
Equity in income of unconsolidated affiliates, including dividends	(0.8)	(0.6)
(Gain) loss on sale or impairment of long-lived assets, net	(0.6)	0.6
Other operating credits and charges, net	(0.4)	3.4
Stock-based compensation related to stock plans	2.2	4.1
Exchange (gain) loss on remeasurement	(0.1)	0.2
Cash settlements of warranties, net of accruals	(0.9)	(3.2)
Accrual of contingencies, net of cash settlements	4.8	—
Pension expense, net of contributions	1.6	1.4
Non-cash interest expense, net	0.8	0.1
Other adjustments, net	0.1	0.3
Changes in assets and liabilities:
Increase in receivables	(29.2)	(39.7)
Increase in inventories	(54.0)	(24.8)
Increase in prepaid expenses	(1.2)	(0.6)
Decrease in accounts payable and accrued liabilities	(38.0)	(19.9)
Increase in income taxes	24.5	13.9
Net cash provided by operating activities	30.7	20.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(43.2)	(26.1)
Proceeds from sales of assets	0.8	—
Other investing activities	(0.2)	0.2
Net cash used in investing activities	(42.6)	(25.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(0.1)	(1.2)
Payment of cash dividend	(18.9)	—
Sale of common stock, net of cash payments under equity plans	0.1	0.4
Taxes paid related to net share settlement of equity awards	(5.7)	(4.7)
Other financing activities	3.1	—
Net cash used in financing activities	(21.5)	(5.5)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1.2	0.7
Net decrease in cash, cash equivalents and restricted cash	(32.2)	(9.9)
Cash, cash equivalents and restricted cash at beginning of period	941.3	672.5
Cash, cash equivalents and restricted cash at end of period	$909.1	$662.6

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(Dollar amounts in millions) (Unaudited)

	Quarter Ended March 31,
	2018	2017
Net sales:
Siding	$227.0	$214.0
OSB	313.3	268.4
EWP	100.7	82.1
South America	42.4	37.8
Other	7.9	8.7
Intersegment sales	—	(0.1)
	$691.3	$610.9
Operating profit (loss):
Siding	$45.3	$40.7
OSB	97.4	60.8
EWP	2.8	0.8
South America	8.9	5.1
Other	(0.9)	(0.2)
Other operating credits and charges, net	0.4	(3.4)
Gain (loss) on sale or impairment of long-lived assets, net	0.6	(0.6)
General corporate and other expenses, net	(27.3)	(27.8)
Interest expense, net of capitalized interest	(4.4)	(5.0)
Investment income	3.2	2.0
Other non-operating items	(1.4)	(1.9)
Income from continuing operations before taxes	124.6	70.5
Provision for income taxes	29.7	15.5
Income from continuing operations	$94.9	$55.0

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY STATISTICS
The following table sets forth production volumes for the quarters ended March 31, 2018 and 2017.

	Quarter Ended March 31, 2018				Quarter Ended March 31, 2017
Housing starts[1]:
Single Family		193.9				181.4
Multi-Family		94.7				85.8
		288.6				267.2

	Quarter Ended March 31, 2018				Quarter Ended March 31, 2017
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide® Strand siding (MMSF)	262.1			262.1	264.6			264.6
SmartSide® fiber siding (MMSF)	56.0			56.0	66.4			66.4
CanExel® siding (MMSF)	12.8			12.8	14.1			14.1
OSB - commodity (MMSF)	30.5	615.9	10.5	656.9	49.5	602.3	4.7	656.5
OSB - value added (MMSF)	26.5	383.4	10.6	420.5		389.5	9.0	398.5
LVL (MMCF)			1.9	1.9			1.8	1.8
LSL (MMCF)			0.9	0.9			0.7	0.7
I-joist (MMLF)			23.8	23.8			20.0	20.0

[1] Actual U.S. Housing starts data reported by U.S. Census Bureau